1 Exhibit 99.1 Simulations Plus Announces Completion of Acquisition by Altaris RESEARCH TRIANGLE PARK, NC, October 6, 2026 – Simulations Plus, Inc. (Nasdaq: SLP) (“Simulations Plus” or the “Company”), a global leader in model-informed and AI-accelerated drug development that advances biopharma innovation, today announced the completion of its acquisition by affiliates of Altaris, LLC ("Altaris"), an investment firm focused exclusively on the healthcare industry. The transaction was originally announced on June 16, 2026. At the effective time of the merger each Simulations Plus shareholder received $18.50 in cash per share. As a result of the completion of the transaction, Simulations Plus has become a privately held company, and its common stock will no longer trade on the Nasdaq Global Select Market. As previously announced, in connection with closing, Simulations Plus is being combined with Chemical Computing Group ("CCG"), an Altaris portfolio company and leading provider of molecular modeling and drug discovery software. Together, the organizations will create a broader platform spanning drug discovery, modeling, simulation, and development, enhancing their ability to serve customers across the pharmaceutical research and development lifecycle. Within the combined business, Simulations Plus will continue to operate under its own name and brand. "Today marks an exciting new chapter for Simulations Plus," said Shawn O'Connor, Chief Executive Officer of Simulations Plus. "Our mission has always been to help our customers accelerate the discovery, development, and commercialization of innovative therapies through advanced modeling, simulation, and AI-driven technologies. By joining CCG, we believe we are well positioned to accelerate investment in innovation, expand our capabilities, and expand the solution we provide to customers across the biopharmaceutical ecosystem. We want to thank our employees, customers, partners, and shareholders for their support throughout our journey as a public company." "We are delighted to welcome the Simulations Plus team to CCG," said Paul Labute, Chief Executive Officer at CCG. "Simulations Plus has established itself as a trusted leader in biosimulation and model-informed drug development, supported by its science, differentiated technology, and deep customer relationships. We look forward to partnering with the company's talented team to support continued growth and innovation while advancing solutions that help improve the efficiency and success of drug development." The combined organization will leverage the complementary technologies, scientific expertise, and customer relationships of both companies to accelerate innovation and provide an expanded suite of software and services supporting biopharmaceutical research and development. About Simulations Plus, Inc. Simulations Plus is a global leader in model-informed and AI-accelerated drug development. We create value for our clients by accelerating the discovery, development, and commercialization of pharmaceuticals and other products through innovative science-based software and consulting solutions. For more information, visit www.simulations-plus.com.

2 About Altaris Altaris is an investment firm with an exclusive focus on acquiring and building companies in the healthcare industry. Since its inception in 2003, Altaris has invested in more than 50 companies across a range of healthcare subsectors, with a consistent goal of delivering value to the healthcare system and generating attractive financial returns for investors. Altaris is headquartered in New York City and manages $10 billion of equity capital. For more information, please visit www.altariscap.com. Media Contact: Lisa Fortuna Financial Profiles 310-622-8251 slp@finprofiles.com